August 30, 2005

Captain Peter Swift
5 Clinton Avenue
Westport, CT 06880

Dear Peter:

This letter agreement shall serve as a retirement agreement and release of claims ("Agreement and Release") between you and Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017 ("OSG").

1. Termination of Employment. You acknowledge that your employment with OSG and its affiliates (collectively, the "Company") will terminate as of August 31, 2005 ("Termination Date") and that your termination shall be treated as a retirement to the extent it qualifies as such under the particular terms of each plan or program. Effective as of the Termination Date, you will hereby resign as an officer and director of the Company and as a fiduciary of any employee benefit plan of the Company.

2. Severance Benefit. Subject to the terms and conditions herein and provided that you execute and deliver to OSG this Agreement and Release and do not revoke it within the Revocation Period described herein, OSG hereby agrees that it shall: (a) pay to you, at the same time as such amounts would have been paid to you if you had remained an employee, subject to the last paragraph of this section, (i) an amount based on your annual base salary rate in effect immediately prior to your termination for twenty-four (24) months following your Termination Date, less legally required taxes, withholdings and any sums owed by you to the Company, (ii) subject to submission of documentation in accordance with OSG policy, any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with OSG's policies and practices, and (iii) any base salary, vacation pay or other compensation accrued or earned under law or in accordance with OSG's policies applicable to the you but not yet paid; (b) pay to you vested benefits due under applicable employee pension benefit plans (including, without limitation the Supplemental Executive Retirement Plans) and equity plans as shall be determined and paid in accordance with such plans; (c) provide for the benefit of you and your eligible dependents, for a period ending at the earliest of (i) the cessation of the eligibility of you or your eligible dependents, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (ii) eighteen (18) months following your Termination Date, and (iii) your commencement of other substantially full-time employment (such period to be counted against the COBRA continuation coverage period), at OSG's expense (subject to your payment of the same portion of premiums you paid as an active employee), continued coverage under OSG's health plans in which you and your eligible dependents participated immediately prior to the Termination Date (or replacement plans); (d) provide for the acceleration of the 2004 stock options granted to you and the lapse of all restrictions on the 2004 restricted stock granted to you pursuant to the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan and permit you to exercise your stock options for a period of ninety (90) days from the Termination Date or, if earlier, their respective end of the grant term, and (e) pay you upon presentation of appropriate documentation, up to $10,000 per year for tax consulting services for each of 2005 and 2006 tax years. The amounts payable hereunder shall not be taken into account for purposes of determining contributions to, or calculating accrued benefits under, any employee benefit plans maintained by the Company.

In order to comply with Internal Revenue Code Section 409A, the parties agree that any payment that would be due under (a) (i) above that would be payable after March 10, 2006 shall be paid on that date. Furthermore, with regard to (e) above, such receipts shall be provided prior to March 1, 2006 (with payment then made by March 10, 2006) or you shall have no right to any additional payments under such subsection.

3. No Duty to Mitigate/Set-off. You shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you hereunder. The amounts due under Section 2 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of OSG and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

4. Confidentiality and Cooperation.
(a) You agree that you shall not, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for your own account, without the prior written consent of OSG's Board of Directors, any proprietary processes, trade secrets or confidential data or information of the Company concerning its business or affairs, accounts, products, services, customers or employees, provided that, if you are served with legal process you may comply so long as you give OSG prompt written notice thereof and cooperate with OSG, at OSG's expense in seeking a protective order.

(b) You agree that you shall fully cooperate with OSG with regard to any matter that arises with regard to your employment period, including without limitation providing information and truthful testimony as requested by OSG or its attorneys with regard to any current or future litigation or government inquiry.

5. Nonsolicitation. For the one (1) year period commencing on the Termination Date, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit or induce any employee of the Company to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with OSG or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee (provided that you may serve as a reference). Furthermore, for the one (1) year period commencing on the Termination Date, you agree that you will not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.

6. Agreement to Not Disparage. You agree that you will not make any statements that disparage the Company or its employees, officers, directors, products or services. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to the foregoing sentence.

7. Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

8. Breach of Agreement.

(a) Notwithstanding anything herein to the contrary, if you materially breach any of the provisions of this Agreement and Release, OSG may cease all payments and benefits due to you under Sections 2(a)(i), (c), and (e) above and, upon demand, you shall repay all amounts in excess of $10,000 that you previously received under Section 2(a)(i).

(b) In the event of a breach or threatened breach of Sections 4, 5 or 6 hereof, in addition to the Company's remedies at law, you agree that it shall be entitled to injunctive and other equitable relief and shall not be required to post a bond in connection therewith.

(9) Release.

(a) You agree and acknowledge that the payments and other benefits provided pursuant to Section 2 hereof: (i) are in full discharge of any and all liabilities and obligations of OSG to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy or plan of OSG and/or any alleged understanding or arrangement between you and OSG, and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, or plan of OSG and/or any agreement between you and OSG.

(b) In consideration for the payments and benefits to be provided to you hereunder, you forever release and discharge OSG from any and all claims. This includes claims that are not specified in this Agreement and Release, claims of which you are not currently aware, claims under: (i) the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); the Sarbanes-Oxley Act of 2002, the Workers' Adjustment and Retraining Notification Act; and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which you were entitled immediately prior to your termination; and (ii) your rights under this Agreement and Release. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived above. Therefore you agree, to the extent legally permissible, that you will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement and Release.

(c) The foregoing release applies to you and to anyone who succeeds to your rights, such as your heirs, executors, administrators of your estate, trustees, and assigns. This release is for the benefit of (i) OSG, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of OSG or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of OSG or of any such person, corporation or entity, all of which shall be encompassed in the term "OSG."

(10). Successors; Binding Agreement. This Agreement and Release shall be binding on you and OSG and its successors and assigns. If you die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement and Release to your executors, personal representatives or the administrators of your estate.

(11). Miscellaneous.

(a) You acknowledge that you: (i) have carefully read in its entirety this Agreement and Release; (ii) have had an opportunity to consider fully for at least twenty-one (21) days the terms of the Agreement and Release; (iii) have been advised by OSG in writing to consult with an attorney of your choosing in connection with the Agreement and Release; (iv) fully understand the significance of all of the terms and conditions of the Agreement and Release, and have discussed it with your independent legal counsel, or have had a reasonable opportunity to do so; (v) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of the Agreement and Release; and (vi) are signing this Agreement and Release voluntarily and of your own free will and assent to all the terms and conditions contained herein and contained in this Agreement and Release.

(b) You understand that you will have twenty-one (21) days from the date of receipt of this Agreement and Release to consider the terms and conditions set forth herein. You may accept the Agreement and Release by signing and returning it to Robert Mozdean, Vice President and Head of Worldwide Human Resources (the "Designated Person") at OSG's executive offices. After executing the Agreement and Release and returning it to the Designated Person, you shall have seven (7) days (the "Revocation Period") to revoke this Agreement and Release by indicating your desire to do so in writing delivered to the Designated Person at OSG's executive offices by no later than 5:00 p.m. on the seventh (7th) day following the date you sign and return the Agreement and Release. The effective date of the Agreement and Release shall be the eighth (8th) day following your signing and return of the Agreement and Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept the Agreement and Release, or in the event you revoke the Agreement and Release during the Revocation Period, the Agreement and Release, including but not limited to the obligation of OSG to provide the payments and other benefits, shall be deemed automatically null and void.

(12). Governing Law. This Agreement and Release shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

OVERSEAS SHIPHOLDING GROUP, INC. By: /s/Morten Arntzen Name: Morten Arntzen Title: President & CEO

ACCEPTED AND AGREED BY:

/s/Peter Swift
Peter Swift

Sworn to before me on this 10th day of October, 2005.

/s/Michael Senz
Notary Public

Michael Senz
Notary Public - State of New York
No. 01SE6114952
Qualified in New York County
My Comm. Expires Aug. 30, 2008